Offer by

Liberty All-Star® Equity Fund

to Purchase for Cash

Up to 7.5% of Its Outstanding Shares

THE FUND’S OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, SEPTEMBER 23, 2013, UNLESS THE OFFER IS EXTENDED.

THE FUND’S OFFER (AS DEFINED HEREIN) IS NOT CONDITIONED UPON THE FUND OBTAINING FINANCING OR UPON ANY MINIMUM NUMBER OF SHARES OF BENEFICIAL INTEREST (AS DEFINED HEREIN) BEING PROPERLY TENDERED.  THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS.  SEE “INTRODUCTION” AND “THE OFFER – CONDITIONS TO THE OFFER.”

NEITHER THE FUND NOR ITS BOARD OF TRUSTEES (“BOARD”) IS MAKING ANY RECOMMENDATION TO ANY HOLDER OF SHARES OF BENEFICIAL INTEREST (“SHAREHOLDER”) AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES OF BENEFICIAL INTEREST IN THE OFFER. EACH SHAREHOLDER IS URGED TO READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) CAREFULLY IN EVALUATING THE OFFER.  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE MATERIALS ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY SET FORTH IN SUCH MATERIALS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND OR ITS BOARD.

SHARES OF BENEFICIAL INTEREST PROPERLY TENDERED IN THE OFFER THAT BECAUSE OF PRORATION ARE NOT PURCHASED WILL BE RETURNED AT THE FUND’S EXPENSE TO YOU OR TO OTHER PERSONS AT YOUR DISCRETION.

Important Shareholder Information

If you wish to tender all or any part of your shares of beneficial interest (“Shares”), you should either (i)(a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to Computershare Trust Company, N.A., the depositary for the Offer, or (b) deliver such Shares pursuant to the procedures for book-entry transfers set forth in the section “The Offer – Procedure for Tendering Shares” prior to the expiration date of the Offer or (ii) request your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) to effect the transaction for you.  If you have Shares registered in the name of a broker or other Nominee Holder, you must contact such broker or other Nominee Holder if you desire to tender your Shares.

To tender your Shares, you must follow the procedures described in the materials enclosed herewith.  The Fund may reject any tender not fully in compliance with these procedures.

A summary of the principal terms of the Offer appears on pages 1-5 hereof.

If you have questions about the Offer, you can contact AST Fund Solutions, LLC, the information agent for the Offer, at its telephone number set forth on the back cover of this Offer to Purchase.  You can also obtain additional copies of this Offer to Purchase and the related Letter of Transmittal from the information agent, or your broker or other Nominee Holder.

IF YOU DO NOT WISH TO TENDER YOUR SHARES, YOU NEED NOT TAKE ANY ACTION.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

August 23, 2013

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Table of Contents
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Page

SUMMARY TERM SHEET		1

INTRODUCTION		6

THE OFFER		8

1.	Terms of the Offer; Expiration Date	8

2.	Extension of Tender Period; Termination; Amendment	9

3.	Acceptance for Payment and Payment	10

4.	Procedure for Tendering Shares	12

5.	Withdrawal Rights	14

6.	Material Tax Considerations	15

7.	Price Range of Shares; Dividends	20

8.	Certain Information Concerning the Fund	20

9.	Source and Amount of Funds	21

10.	Interest of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares	21

11.	Certain Effects of the Offer	22

12.	Purpose of the Offer	24

13.	Conditions to the Offer	25

14.	Plans or Proposals of the Fund; Regulatory Approvals	26

15.	Fees and Expenses	27

16.	Miscellaneous	27

SUMMARY TERM SHEET

This summary term sheet is a brief description of material provisions of the offer being made by Liberty All-Star® Equity Fund, a Massachusetts business trust (the “Fund”), to purchase for cash up to 7.5% of its outstanding shares of beneficial interest without par value (the “Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer Documents”).  The price to be paid for the Shares is an amount per share, net to the seller in cash, equal to 96% of the net asset value per share (“NAV”) as determined by the Fund at the close of regular trading on the New York Stock Exchange (“NYSE”) on September 23, 2013, or such later date to which the Offer is extended.

The following are some of the questions you, as a holder of Shares (each a “Shareholder”) of the Fund, may have and answers to those questions.  You should carefully read the Offer Documents in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer Documents.

How Many Shares is the Fund Offering to Purchase?

The Fund is offering to purchase up to 7.5% of its outstanding Shares, or 14,057,996 Shares (the “Offer Amount”).  The Fund will pay Shareholders a dividend on September 16, 2013.  To the extent Shareholders choose to reinvest the dividend, the Fund will issue new Shares.  The Fund currently intends to increase the Offer Amount so that the number of Shares it offers to purchase equals 7.5% of the Shares outstanding as of the date the Offer terminates.  If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares properly tendered.  If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis, with appropriate rounding adjustments to avoid purchases of fractional Shares.  For example, if the Fund offers to purchase up to 7.5% of its outstanding Shares and Shareholders tender 15% of the Fund’s Shares, then, disregarding any adjustments to avoid the purchase of fractional Shares, the Fund will purchase 50% of each Shareholder’s properly tendered Shares. So, in this example, if a Shareholder properly tendered 1,000 Shares, the Fund would purchase 500 shares of the properly tendered Shares.

Preliminary results of proration will be announced by press release as promptly as practicable after the expiration date of the Offer.  Shareholders cannot be assured that all of their properly tendered Shares will be repurchased.  Shares properly tendered in the Offer that are not purchased because of proration will be returned at the Fund’s expense to you or to other persons at your discretion.  See “The Offer – Terms of the Offer; Expiration Date.”

How Much Is the Fund Offering to Pay for My Shares and What Is the Form of Payment?  Will I Have to Pay Any Fees or Commissions?

The price to be paid for the Shares is an amount per share, net to the seller in cash, equal to 96% of the NAV as determined by the Fund at the close of regular trading on the NYSE on September 23, 2013, or such later date to which the Offer is extended.  On August 19, 2013, the NAV of the Fund was $6.01.  Of course, the NAV can change every business day.  See “The Offer – Terms of the Offer; Expiration Date,” and “The Offer – Acceptance for Payment and Payment.”

If you tender your Shares to the Fund in the Offer, you will not have to pay the Fund brokerage fees, commissions or similar expenses.  If you own Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.

What Is the Market Value of My Shares as of a Recent Date?

On August 19, 2013, the closing price of a Share of the Fund on the NYSE was $5.42.  The Fund advises you to obtain a recent quotation for Shares before deciding whether to tender your Shares.  See “The Offer – Terms of the Offer; Expiration Date.”

How Long Do I Have to Decide Whether to Tender My Shares in the Offer?

The Fund’s Offer will expire at 5:00 p.m., New York City time, on September 23, 2013, unless the Offer is extended.  If you hold your Shares directly, you have until that time to decide whether to tender your Shares in the Offer.

If your Shares are registered in the name of your broker or other Nominee Holder, you may need to decide whether to tender your Shares in the Offer before 5:00 p.m., New York City time, on September 23, 2013 in order to allow such Nominee Holder time to tender your Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Shares and provide to such Nominee Holder any other required materials.

Does the Fund Have the Financial Resources to Make Payment?

Yes.  Assuming the Fund purchases the Offer Amount at 96% of the August 19, 2013 NAV and no new Shares are issued during the Offer period, the total cost for the Fund, not including fees and expenses incurred in connection with the Offer, will be approximately $81,114,637 (based on a price per share of $5.77, which is approximately 96% of the NAV as of the close of regular trading on the NYSE on August 19, 2013).  The Fund intends to use cash on hand and also may sell portfolio securities to pay the purchase price for Shares properly tendered.  See “The Offer – Source and Amount of Funds.”

How Do I Tender My Shares in the Offer?

To tender Shares in the Offer, you must deliver a completed Letter of Transmittal to the Depositary not later than the time the Offer expires.  If your Shares are held in street name by your broker or other Nominee Holder, such nominee can tender your Shares through The Depository Trust Company.  See “The Offer – Procedure for Tendering Shares.”

When and How Will I Be Paid for tendered Shares in the Offer?

The Fund will pay for all properly tendered and not withdrawn Shares, subject to the proration provisions noted in the Offer, promptly after the expiration date of the Offer, subject to the satisfaction or waiver of the conditions to the Offer, as set forth in “The Offer – Conditions to the Offer.”  The Fund, however, does reserve the right, in its sole discretion, to delay payment for Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.”  The Fund will pay for your properly tendered and not withdrawn Shares by depositing the purchase price with Computershare Trust Company, N.A., the depositary for the Offer (“Depositary”), which will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you.  In all cases, payment for properly tendered Shares will be made only after timely receipt by Depositary, of the Shares, a properly completed and duly executed Letter of Transmittal or, for Shares held in street name, confirmation of a book-entry transfer of such Shares, and any other required documents (as described in “The Offer – Procedure for Tendering Shares”).

Until What Time Can I Withdraw Tendered Shares in the Offer?

You can withdraw properly tendered Shares at any time until the Offer has expired and, if the Fund has not agreed to accept your Shares for payment by October 22, 2013, you can withdraw them at any time after such time until the Fund accepts Shares for payment.  See “The Offer – Withdrawal Rights.”

If your Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your properly tendered Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Shares.

How Do I Withdraw tendered Shares in the Offer?

To withdraw properly tendered Shares, you must deliver a written notice of withdrawal (a form of which can be provided upon request from AST Fund Solutions, LLC, the information agent (“Information Agent”) for the Offer) with the required information to the Depositary, while you have the right to withdraw the Shares.  If your Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your properly tendered Shares.

Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer.  However, withdrawn Shares may be properly tendered again by following one of the procedures described in the section “The Offer – Procedure for Tendering Shares” of this Offer to Purchase at any time prior to the expiration date.  See “The Offer – Withdrawal Rights.”

Will I Have to Pay Taxes if the Fund Purchases My Shares in the Offer?

Generally, your sale of Shares pursuant to the Offer will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws.  For federal income tax purposes, the sale of Shares for cash will be treated either as (1) a sale or exchange of Shares, or (2) a distribution with respect to your Shares potentially taxable as a dividend.  See “The Offer – Material Tax Considerations.”

You are urged to consult with your own tax advisor to determine the tax consequences of participating in the Offer.

What Is the Purpose of the Offer?

The Offer is intended to provide Shareholders with an alternative source of liquidity for their investment in the Fund’s Shares, to enhance long-term Shareholder value and, potentially, to reduce the discount to NAV at which the Fund’s Shares trade.  In approving the Offer, the Board considered a number of factors, including: the economic condition of the investment markets; that the Offer could provide liquidity for Shareholders in a manner that balances the interests of tendering and non-tendering Shareholders; that the Offer could enable Shareholders to tender a portion of their Shares at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Shareholders who remain invested in the Fund; and that the Offer may assist in narrowing the discount to NAV at which the Shares trade.  The Board evaluated the potential costs of the Offer and the potential impact the Offer may have on the asset size and expenses of the Fund.  The Board also considered the potential impact of the Offer on the Fund’s ability to implement its investment strategies, achieve its investment objective and maintain its multi-manager investment structure; whether the Offer would be consistent with the investment and other policies of the Fund; and the potential tax consequences of the Offer to the Fund.  Additionally, the Board considered that ALPS Advisors, Inc. (“AAI”) recommended the Offer to the Board and believed it should enhance Shareholder value.  In evaluating the recommendation, the Board took into account that AAI had agreed with certain Shareholders that it would recommend a tender offer to the Board in return for the Shareholders remaining passive investors.  After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board believes that a tender offer is in the best interests of the Fund and its Shareholders and therefore determined to effect this Offer.  There is no guarantee that the potential accretion to the Fund’s NAV will offset any decline in its NAV as discussed above and the expenses of the Offer.

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares.  Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the Most Significant Conditions to the Offer?

The Offer is not conditioned upon the Fund obtaining financing or upon any minimum number of Shares being properly tendered.  The Offer is, however, subject to other conditions.  See “The Offer – Conditions to the Offer.”

If I Decide Not to Tender My Shares in the Offer, How Will the Offer Affect My Shares?

If you decide not to tender your Shares, you will still own the same number of Shares, and the Fund will still be a public company listed on the NYSE.  However, you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the properly tendered Shares. These risks may include greater volatility due to decreased diversification and proportionately higher expenses.  The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.  The purchase of Shares in the Offer may reduce the number of Shareholders and will reduce the number of Shares that might otherwise trade publicly.  This could adversely affect the liquidity and market value of the remaining Shares the public holds.  See “The Offer – Certain Effects of the Offer.”

Can The Offer Be Extended and Under What Circumstances?

The Offer may be extended for any period to the extent required or permitted by law or by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff applicable to the Offer, and after the initially scheduled expiration date of the Offer if, upon any expiration of the Offer, any condition to the Offer is not satisfied and there is a reasonable basis to believe that such condition could be satisfied.  See “The Offer – Extension of Tender Period; Termination; Amendment.”

How Will I Be Notified if the Offer is Extended?

If the Fund decides to extend the Offer, it will inform Computershare Trust Company, N.A., the Depositary, and AST Fund Solutions, LLC, the Information Agent, of that fact and will make a public announcement of the extension, not later than 9:30 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.  See “The Offer – Extension of Tender Period; Termination; Amendment.”

Who Can I Talk to if I Have Questions About the Offer?

You can call AST Fund Solutions, LLC, the Information Agent for the Offer, at 866-388-7535 (toll free).

To the Holders of Shares:

INTRODUCTION

Liberty All-Star® Equity Fund, a Massachusetts business trust (the “Fund”), hereby offers to purchase for cash up to 7.5% of its outstanding shares of beneficial interest without par value (the “Shares”) (the “Offer”).  The Offer is upon the terms and subject to the conditions set forth in this Offer to Purchase and the Fund’s Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer Documents”).  The price to be paid for the Shares is an amount per share, net to the seller in cash, equal to 96% of the net asset value per share (“NAV”) as determined by the Fund at the close of regular trading on the New York Stock Exchange (“NYSE”) on September 23, 2013, or such later date to which the Offer is extended (the “Per Share Amount”).

The Offer is being extended to all holders of Shares (“Shareholders”) of the Fund and is not conditioned upon the receipt of financing or upon any minimum number of Shares being properly tendered.  The Offer is subject to the conditions described in “The Offer – Conditions to the Offer.”

Shares properly tendered in the Offer that, because of proration, are not purchased will be returned at the Fund’s expense to you or to other persons at your discretion.

Neither the Fund nor its Board of Trustees (“Board”) is making any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares in the Offer. Each Shareholder is urged to read the Offer Documents carefully in evaluating the Offer.  No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or its Board.

Shareholders who determine not to tender their Shares in the Offer should consider that the Fund will not be limited in its right to issue additional Shares, and other equity securities in the future.  In determining whether to tender Shares pursuant to the Offer, Shareholders should also consider the possibility that they may be able to sell their Shares in the future on the NYSE or otherwise at a net price higher than the Per Share Amount.  The Fund can give no assurance, however, as to the price at which a Shareholder may be able to sell their Shares in the future.  See “The Offer – Certain Effects of the Offer.”

The Fund’s ticker symbol is USA.  As of August 19, 2013, the Fund had 187,439,949 outstanding Shares; its NAV was $6.01; and its closing market price on the NYSE was $5.42.  The Fund will pay Shareholders a dividend on September 16, 2013.  To the extent Shareholders choose to reinvest the dividend, the Fund will issue new Shares, increasing the number of outstanding Shares.

The Shares of the Fund are listed and traded on the NYSE.

You are urged to obtain current market quotations for the Shares.  Shareholders may contact the Fund at 800-241-1850 (toll free) or visit the Fund’s website at www.all-starfunds.com to obtain NAV quotations for the Shares prior to 5:00 p.m., New York City time, on the expiration date.

You will not be obligated to pay brokerage fees, commissions or, except as set forth in “The Offer – Terms of the Offer; Expiration Date,” stock transfer taxes on the sale of Shares pursuant to the Offer.  However, if you own Shares through a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), and your broker or other Nominee Holder tenders your Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.  The Fund will pay all charges and expenses of Computershare Trust Company, N.A., the depositary (“Depositary”), and AST Fund Solutions, LLC, the information agent (“Information Agent”), incurred in connection with the Offer.  See “The Offer – Fees and Expenses.”  You may be subject to federal and state income tax on the receipt of cash for Shares purchased by the Fund pursuant to the Offer.  In addition, if you fail to complete, sign and return to the Depositary the Substitute IRS Form W-9 that is included with the Letter of Transmittal (or, in the case of certain non-U.S. Shareholders, provide an IRS Form W-8), you may be subject to required backup federal income tax withholding on the gross proceeds payable to you pursuant to the Offer, and certain non-U.S. Shareholders may be subject to income tax withholding.  See “The Offer – Material Tax Considerations.”

THE OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Shares, you need not take any action.

THE OFFER

1.	Terms of the Offer; Expiration Date

Upon the terms and subject to the conditions set forth in the Offer, the Fund will accept for payment and pay cash for up to 7.5% of the Fund’s outstanding Shares or 14,057,996 Shares in the aggregate (the “Offer Amount”), properly tendered and not withdrawn prior to the Expiration Date (as defined below).  The Fund will pay Shareholders a dividend on September 16, 2013.  To the extent Shareholders choose to reinvest the dividend, the Fund will issue new Shares.  The Fund currently intends to increase the Offer Amount so that the number of Shares it offers to purchase equals 7.5% of the Shares outstanding as of the date the Offer terminates.  The Fund reserves the right to extend the Offer to a later Expiration Date.  The price to be paid for the Shares is an amount per share, net to the seller in cash, equal to 96% of the NAV as determined by the Fund at the close of regular trading on the NYSE on September 23, 2013, or such later date to which the Offer is extended.  You can obtain current NAV quotations from the Fund by calling 800-241-1850 (toll free) during normal business hours or visiting the Fund’s website at www.all-starfunds.com. Shareholders tendering Shares will be entitled to receive all dividends that have been declared and for which a record date will have occurred on or before the Expiration Date, but not yet paid, on Shares properly tendered pursuant to the Offer. See “The Offer – Price Range of Shares; Dividends.”  Under no circumstances will interest be paid on the tender price for properly tendered Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Shares.

If the Shares properly tendered and not withdrawn prior to the Expiration Date are less than or equal to the Offer Amount, the Fund will, upon the terms and conditions of the Offer, purchase all Shares so properly tendered. Shareholders in the Fund’s Automatic Dividend Reinvestment and Direct Purchase Plan (“DRIP”) who want to tender all their Shares should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Shares received through the DRIP.  See “The Offer – Acceptance for Payment and Payment.”  The Fund may determine not to purchase any Shares because one or more conditions described in the section “The Offer – Conditions to the Offer” of this Offer to Purchase are not met.

With respect to the Offer, “Expiration Date” means 5:00 p.m., New York City time, on September 23, 2013, unless the Fund extends the period of time for which the Offer is open, in which event “Expiration Date” means the latest time and date at which the Offer, as so extended, shall expire.

Shareholders should consider the relative costs of tendering Shares at a 4% discount to NAV pursuant to the Offer or selling Shares at the market price with the associated transaction costs.

Except as described herein, withdrawal rights expire on the Expiration Date. The Fund does not contemplate extending the Offer or increasing the Shares covered by the Offer if more than the Offer Amount (as such Offer Amount may be increased in connection with the September 16 dividend as described above) is properly tendered.

The Offer is being made to all Shareholders of the Fund and is not subject to the receipt of financing or upon any minimum number of Shares being properly tendered in the Offer.  The Offer is subject to other conditions as described in “The Offer – Conditions to the Offer.”

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. Any such extension will also be publicly announced by press release issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.  There can be no assurance, however, that the Fund will exercise its right to extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the tenth business day from the date that such notice is first so published, sent or given, the Offer will be extended at least until the end of such ten business day period. During any extension, all Shares previously properly tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13(e)-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  During the extension, all Shares previously properly tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering Shareholder to withdraw his or her Shares.

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the properly tendered securities promptly after the termination or withdrawal of the Offer. Any extension, delay or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:30 a.m., New York City time, on the next business day after the initially scheduled Expiration Date.

Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except as set forth below.  If payment of the purchase price is to be made to, or Shares not properly tendered or not purchased is to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Shares to the Fund pursuant to the Offer, then the amount of any stock or share transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

2.	Extension of Tender Period; Termination; Amendment

The Fund expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is pending by making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV for the Shares properly tendered will be computed as of the close of ordinary trading on the NYSE on the Expiration Date, as extended. During any such extension, all Shares previously properly tendered and not purchased or withdrawn will remain subject to the applicable Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in the section “The Offer – Conditions to the Offer” of this Offer to Purchase; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:30 a.m. New York City time on the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares properly tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law, the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended at least until the expiration of such period of ten business days.

3.	Acceptance for Payment and Payment

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Shares properly tendered on or before the Expiration Date, and not properly withdrawn in accordance with the section “The Offer – Withdrawal Rights” of this Offer to Purchase, promptly after the Expiration Date of the Offer.  In addition, the Fund reserves the right, subject to compliance with Rule 14e-1(c) under the Exchange Act, to delay the acceptance for payment or payment for Shares pending receipt of any regulatory or governmental approvals to the Offer as described under the caption “The Offer – Plans or Proposals of the Fund; Regulatory Approvals.”  For a description of the Fund’s right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer – Extension of Tender Period; Termination; Amendment.”

For purposes of the Offer, the Fund shall be deemed to have accepted for payment properly tendered Shares when, as and if the Fund gives oral or written notice of its acceptance to the Depositary.  The Fund will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary.  The Depositary will act as your agent for the purpose of receiving payments from the Fund and transmitting such payments to you.  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of such Shares via the Direct Registration System (“DRS”) (or of a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the

Book-Entry Transfer Facility (as defined in “The Offer – Procedure for Tendering Shares”)), a properly completed and duly executed Letter of Transmittal or Agent’s Message and any other required documents.  Accordingly, payment may be made to tendering Shareholders at different times if delivery of the Shares and other required documents occurs at different times.  For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer – Procedure for Tendering Shares.”  Pursuant to the Offer, Shares that have been properly tendered and accepted for payment by the Fund will constitute authorized but unissued Shares.

Under no circumstances will the Fund pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.  If the Fund increases the consideration to be paid for Shares pursuant to the Offer, the Fund will pay such increased consideration for all Shares purchased pursuant to the Offer.

If any properly tendered Shares are not purchased pursuant to the Offer for any reason, other than as a result of the proration procedures described below, or if more Shares are submitted than are properly tendered, such unpurchased or untendered Shares will be returned to your account held through the DRS or, in the case of Shares properly tendered by book-entry transfer, via credit to an account maintained at the Book-Entry Transfer Facility (as defined below), without expense to you or to other persons at your discretion, as promptly as practicable following the expiration or termination of the Offer.

If more than the Offer Amount for the Fund is properly tendered and not withdrawn prior to the Expiration Date, the Fund will accept for payment and pay for only the Offer Amount on a pro rata basis based on the number of Shares properly tendered by each Shareholder prior to or on the Expiration Date and not withdrawn, with appropriate rounding adjustments to avoid purchases of fractional Shares.  Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date.  Unless otherwise indicated on the Letter of Transmittal, any properly tendered Shares that are not accepted for payment and paid for because of proration will be returned at the Fund’s expense to you or to other persons at your discretion.

If the Fund is delayed in its acceptance for payment of, or in its payment for, Shares, or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on behalf of the Fund, retain properly tendered Shares, and such Shares may not be withdrawn, unless and except to the extent tendering Shareholders are entitled to withdrawal rights as described in the section “The Offer – Withdrawal Rights” of this Offer to Purchase.

The price to be paid for the Shares is an amount per share, net to the seller in cash, equal to 96% of the NAV as determined by the Fund at the close of regular trading on the NYSE on September 23, 2013, or such later date to which the Offer is extended.

If you own Shares through a broker or other Nominee Holder, and your broker or other Nominee Holder tenders your Shares on your behalf, your broker or other Nominee Holder may charge you a fee for doing so.  You should consult your broker or other Nominee Holder to determine whether any charges will apply.

4.           Procedure for Tendering Shares

To tender Shares pursuant to the Offer, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase either (A) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal or (B) for Shares held at The Depository Trust Company, delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below)), in each case by the Expiration Date.

Shareholders whose Shares are registered in the name of a broker or other Nominee Holder should contact such Nominee Holder if they desire to tender their Shares.  Such Shareholders may need to inform their brokers or other Nominee Holders of any decision to tender Shares, and deliver any required materials, before 5:00 p.m., New York City time, on September 23, 2013.  You should consult your broker or other Nominee Holder to determine when you would need to inform such Nominee Holder of any decision to tender Shares and to deliver any required materials to them in order to tender your Shares.

If the Letter of Transmittal or any stock or share powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal should be sent to the Depositary; they should not be sent or delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility (as defined below).  Any documents delivered to the Fund, the Information Agent or the Book-Entry Transfer Facility will not be forwarded to the Depositary and, therefore, will not be deemed to have been properly tendered.

Book-Entry Delivery.  The Depositary has established an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility.  However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase by the Expiration Date.  Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.  “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation which such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Fund may enforce such agreement against such participant.

Signature Guarantees.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP) (each, an “Eligible Institution”).  Signatures on a Letter of Transmittal need not be guaranteed if (i)(a) the Letter of Transmittal is signed by the registered holder(s) of the Shares properly tendered herewith exactly as the name of such holder(s) appears on the Direct Registration Account(s), (b) payment and delivery are to be made directly to such holder(s) and (c) such holder(s) have not completed the instruction entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are properly tendered for the account of an Eligible Institution.

Back-up Withholding.  Under the federal income tax law, the Depositary will be required to withhold at least 28% of the amount of any payments made to individuals and certain non-corporate Shareholders pursuant to the Offer.  In order to avoid such backup withholding, you must provide the Depositary with your correct taxpayer identification number and certify that you are not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal.  If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

Validity.  The Fund will determine, in its sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and its determination shall be final and binding.  The Fund reserves the absolute right to reject any or all tenders of Shares that the Fund determines not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of its counsel, be unlawful.  The Fund also reserves the absolute right to waive any defect or irregularity in any tender of Shares.  The Fund’s interpretation of the terms and conditions of the Offer will be final and binding.  None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being properly tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4, and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares properly tendered, as specified in the Letter of Transmittal.  The Fund’s acceptance for payment of Shares properly tendered by you pursuant to the Offer will constitute a binding agreement between the Fund and you with respect to such Shares, upon the terms and subject to the conditions of the Offer.

By submitting the Letter of Transmittal or making the book-entry transfer of Shares as described above, subject to, and effective upon, acceptance for payment of the Shares properly tendered in accordance with the terms and subject to the conditions of the Offer, in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer, the tendering Shareholders shall be deemed to sell, assign and transfer to, or upon the order of, the Fund all rights, title and interest in and to all the Shares that are being properly tendered and that are being accepted for purchase pursuant to the Offer (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and any such dividends, distributions, other shares or securities or rights in respect to such Shares), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (a) transfer ownership of such Shares (and any such other dividends, distributions, other shares or securities or rights in respect to such Shares), together with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary, as the agent of the tendering Shareholder, of the purchase price, (b) present such Shares (and any such other dividends, distributions, other shares or securities or rights in respect to such Shares) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other shares or securities or rights in respect to such Shares), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights in respect to such Shares) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder (and, if given, will not be effective.)

By submitting the Letter of Transmittal or making the book-entry transfer of Shares as described above, and in accordance with the terms and conditions of the Offer, the tendering Shareholder also shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the properly tendered Shares (and any and all dividends, distributions, other shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the properly tendered Shares (and any and all dividends, distributions, other shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering Shareholder has read the Offer Documents and agreed to all of the terms of the Offer.

5.	Withdrawal Rights

You may withdraw tenders of Shares made pursuant to the Offer at any time prior to the Expiration Date.  If your Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your properly tendered Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your properly tendered Shares.  After the Expiration Date, such tenders are irrevocable, except that they may be withdrawn after October 22, 2013 unless such Shares are accepted for payment as provided in the Offer.  If the Fund extends the period of time during which the Offer is open or is delayed in accepting for payment or paying for Shares pursuant to the Offer for any reason, then, without prejudice to the Fund’s rights under the Offer, the Depositary may, on the Fund’s behalf, retain all Shares properly tendered, and such Shares may not be withdrawn except as otherwise provided in this section.

To withdraw properly tendered Shares, a written transmission of a notice of withdrawal (a form of which can be provided upon request from the Information Agent) with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who properly tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who properly tendered such Shares.  If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares properly tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares.  In addition, such notice must specify, in the case of Shares properly tendered by DRS transaction, the name of the registered holder (if different from that of the tendering Shareholder) and the number of Shares to be withdrawn or, in the case of Shares properly tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.  Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not properly tendered for purposes of the Offer.  However, withdrawn Shares may be properly re-tendered by again following one of the procedures described in “The Offer – Procedure for Tendering Shares” at any time prior to the Expiration Date.  If your Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your properly tendered Shares.

The Fund will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and the Fund’s determination shall be final and binding.  None of the Fund, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

6.	Material Tax Considerations

The following is a discussion of material U.S. federal income tax consequences of the Offer to holders of Shares whose Shares are properly tendered and accepted for payment pursuant to the Offer.  The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Department regulations, Internal Revenue Service (“IRS”) rulings and judicial decisions, all as currently in effect and all of which may be changed (possibly with retroactive effect) by later legislative, judicial or administrative action.  The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder’s particular circumstances or to a holder subject to special treatment under the U.S. federal income tax law.  Examples would be financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, Shareholders holding Shares as part of a conversion transaction, as part of a hedge or hedging transaction or as a position in a straddle for tax purposes and certain U.S. expatriates.  In addition, the discussion below does not consider the effect of foreign, state, local or other tax laws that may be applicable to particular holders.  The discussion assumes that the Shares properly tendered are held as “capital assets” within the meaning of Code section 1221.

Each Shareholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to it of participating in the Offer and the applicability and effect of state, local or foreign tax laws.

The tax treatment of a holder that tenders its Shares in the Offer will depend on whether the Shareholder’s receipt of cash for Shares pursuant to the Offer is treated as a sale or exchange of the Shares or instead as a distribution with respect to the Fund’s shares that is actually or constructively owned by the holder.

U.S. Holders.  As used herein, the term “U.S. Holder” means any Shareholder that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation or other entity treated as such that is created or organized in or under the laws of the United States, (3) any trust the income of which is subject to U.S. federal income taxation regardless of its source or (4) an estate the administration of which is subject to the primary supervision of a U.S. court and for which one or more U.S. persons can make all substantial decisions.  If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.  If you are a partner in a partnership holding Shares, you are encouraged to consult your tax advisor.

Characterization of the Sale of Shares Pursuant to the Offer.  The sale of Shares by a Shareholder pursuant to the Offer will be treated as a “sale or exchange” for U.S. federal income tax purposes only if the receipt of cash upon such sale:

1.	is “substantially disproportionate” with respect to the Shareholder;

2.	results in a “complete redemption” of the Fund’s shares owned by the Shareholder; or

3.	is “not essentially equivalent to a dividend” with respect to the Shareholder.

In determining whether any of the above three tests is satisfied, a Shareholder must take into account not only shares that it actually owns, but also shares that it constructively owns within the meaning of Code section 318.  Further, contemporaneous dispositions or acquisitions of the Fund’s Shares by a Shareholder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether any of the three tests has been satisfied.

1.           Substantially Disproportionate

The purchase of Shares pursuant to the Offer will be substantially disproportionate with respect to a Shareholder if the percentage of the Fund’s then outstanding shares actually and constructively owned by the Shareholder immediately after the purchase is less than 80% of the percentage of the Fund’s shares owned by the Shareholder determined immediately before the purchase.  In no event will a purchase of Shares be substantially disproportionate with respect to a Shareholder that owns 50% or more of the Fund’s combined voting power after the conclusion of the Offer.

2.	Complete Redemption

The purchase of Shares pursuant to the Offer will result in a complete redemption of a Shareholder’s equity interest if (i) all of the Fund’s shares actually owned by the Shareholder are sold pursuant to the Offer, (ii) all of the Fund’s shares constructively owned by the Shareholder are sold pursuant to the Offer or, with respect to shares owned by certain related individuals, the Shareholder is entitled to and effectively waives, in accordance with Code section 302(c), attribution of the Fund’s shares that otherwise would be considered as constructively owned by the Shareholder and (iii) after the Fund’s shares are sold the Shareholder does not actually or constructively (taking into account the effect of a waiver of constructive ownership as provided in clause (ii)) own any other class of the Fund’s shares.  Shareholders wishing to satisfy the complete redemption test through waiver of the constructive ownership rules should consult their tax advisors.

3.	Not Essentially Equivalent to a Dividend

The purchase of Shares pursuant to the Offer will be treated as not essentially equivalent to a dividend if the reduction in the Shareholder’s proportionate interest in the Fund’s shares as a result of the Fund’s purchase of Shares constitutes a “meaningful reduction” of the Shareholder’s interest.  Whether the receipt of cash by a Shareholder who sells Shares pursuant to the Offer will result in such a meaningful reduction will depend upon the Shareholder’s particular facts and circumstances.  Generally, even a small reduction in the percentage ownership interest of a Shareholder whose relative interest in a publicly held corporation (such as the Fund) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction.  Shareholders should consult their own tax advisors regarding the application of this test to their particular circumstances.

Assuming any of the above three tests is satisfied with respect to a sale of Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will recognize a gain or loss equal to the difference between the amount of cash it receives and its tax basis in the Shares sold.  The gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares sold were held for more than one year.  Capital loss can generally only be used to offset capital gain.  Under current law, long-term capital gain of a U.S. individual is subject to a maximum 20% U.S. federal income tax rate.

If none of the three tests is satisfied with respect to a sale of Shares by a U.S. Holder pursuant to the Offer, the U.S. Holder will be treated as having received a distribution from the Fund with respect to the U.S. Holder’s shares in an amount equal to the cash it receives pursuant to the Offer.  The distribution, in form, will likely be treated as a taxable ordinary income dividend, a capital gain dividend and/or a return of capital distribution, depending, in part, on the amount of the Fund’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles.  Current law imposes a maximum 20% U.S. federal income tax rate with respect to “qualified dividend income” of U.S. individuals.  However, the Fund’s dividends will only be treated as qualified dividend income to the extent of dividends that the Fund receives on stock of most U.S. and certain foreign corporations, and only to the extent that the Fund and the U.S. Holder satisfy certain holding period and other restrictions.  Dividends paid by real estate investment trusts (“REITs”), and dividends paid by a regulated investment company (“RIC”) that are attributable to dividends received from REITs, generally are not “qualified dividend income.”  Thus, all or a portion of any amount that a U.S. Holder receives from the Fund in connection with the Offer that is treated as a dividend may not constitute qualified dividend income eligible for the reduced U.S. federal income tax rate.  Any portion of a distribution that would be classified as a dividend but for the fact that it exceeds the Fund’s current or accumulated earnings and profits will reduce the U.S. Holder’s tax basis in its Shares until that basis is brought to zero and then as gain from the sale or exchange of such Shares.  Any basis of a U.S. Holder in Shares surrendered pursuant to the Offer that is not reduced as described in the preceding sentence generally will be added to its basis in its retained Shares.

Foreign Holders.  As used herein, the term “Foreign Holder” means any Shareholder (other than a partnership) that is not a U.S. Holder.  The following discussion does not address the U.S. federal income tax consequences to Foreign Holders that beneficially held more than 5 percent of the Fund’s shares at any time.  Any such Foreign Holders should consult their own tax advisor regarding the U.S. federal income tax consequences of the Offer.  Except as described below and subject to the discussion concerning backup withholding, a Foreign Holder will not be subject to U.S. federal income tax on gains realized on the sale of Shares pursuant to the Offer unless (i) the gain is effectively connected with the Foreign Holder’s conduct of trade or business within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of the Foreign Holder or (ii) in the case of an individual Foreign Holder, he or she is present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are present.

To the extent a portion of the sales proceeds paid pursuant to the Offer is treated as a dividend, it will be subject to a 30% U.S. withholding tax, which the Fund will withhold, unless the tax is reduced by an applicable income tax treaty between the United States and the Foreign Holder’s country of residence and the Foreign Holder submits proper evidence on Form W-

8BEN, or other applicable forms, that such Foreign Holder qualifies for benefits under such treaty.  In lieu of the 30% withholding tax, a Foreign Holder will be subject to U.S. federal income tax on the portion, if any, of a payment that is treated as a dividend and that is effectively connected with the Foreign Holder’s conduct of a trade or business within the United States.

Foreign Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax law.

Backup Withholding.  Payments to U.S. Holders pursuant to the Offer generally will be subject to information reporting requirements.  To avoid the imposition of backup withholding (see the next paragraph), a U.S. Holder should complete the Substitute IRS Form W-9 provided in the Letter of Transmittal and either (i) provide its correct taxpayer identification number (“TIN”), which, in the case of an individual U.S. Holder, is his or her social security number, and certain other information, or (ii) establish a basis for an exemption from backup withholding.  Certain Shareholders (including, among others, corporations, individual retirement accounts and certain foreign individuals) are exempt from these backup withholding and information reporting requirements.  However, if you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) or Form W-8IMY (Certificate of Foreign Intermediary, Foreign Partnership or Certain U.S. Branches For United States Tax Withholding) prior to receipt of any payment.

If the Fund is not provided with the correct TIN or an adequate basis for exemption, you may be subject to backup withholding at a rate of at least 28% imposed on the gross proceeds received in the Offer (regardless of the amount of gain, or loss, the holder may realize from the proceeds).  If backup withholding results in an overpayment of taxes, a refund or credit may be obtained only directly from the IRS, provided that the required information is provided to the IRS.

This tax discussion is included for general information.  The tax consequences of the receipt of cash pursuant to the Offer may vary depending on, among other things, the particular circumstances of the tendering Shareholder.  No information is provided as to the state, local or foreign tax consequences of the Offer.  Shareholders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them of tendering Shares under the Offer and the effect of the constructive ownership rules mentioned above.

7.           Price Range of Shares; Dividends

The Fund’s Shares are listed and principally traded on the NYSE.  The following table sets forth for the periods indicated the high and low closing market prices per share of Shares on the NYSE and the NAV of Shares.

	Highest Market Price	NAV on Date of Highest Market Price	Lowest Market Price	NAV on Date of Lowest Market Price
2011
Third Quarter	$5.28	$5.87	$4.09	$4.58
Fourth Quarter	$4.65	$5.37	$3.77	$4.55
2012
First Quarter	$5.01	$5.69	$4.27	$5.10
Second Quarter	$5.01	$5.70	$4.21	$4.82
Third Quarter	$4.96	$5.58	$4.41	$5.01
Fourth Quarter	$4.92	$5.21	$4.25	$4.99
2013
First Quarter	$5.21	$5.78	$4.83	$5.48
Second Quarter	$5.47	$6.04	$4.97	$5.72

The closing price on the NYSE of the Shares of the Fund on August 19, 2013 was $5.42 and the NAV of Shares was $6.01.

The Fund urges you to obtain current market quotations for the Shares.

Shareholders will be entitled to receive all dividends that have been declared and for which the record date will have occurred on or before the Expiration Date regardless of whether Shares have been properly tendered pursuant to the Offer. The amount and frequency of dividends in the future will depend on circumstances existing at that time.  Shareholders in the DRIP who want to tender all of their Shares should contact the DRIP Agent or their broker or other Nominee Holder to ensure that they properly tender all Shares received through the DRIP.

8.	Certain Information Concerning the Fund

The Fund’s principal executive offices are located at 1290 Broadway, Suite 1100, Denver, Colorado 80203.

Available Information about the Fund. The Fund is subject to the informational requirements of the Investment Company Act of 1940, as amended (the “1940 Act”), and in accordance therewith files annual reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters.  The Fund is required to disclose in such proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund.  The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC.  Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC’s web site (http://www.sec.gov).

Except as otherwise stated in the Offer, the information concerning the Fund contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

Agreements Involving the Fund.  ALPS Advisors, Inc. (“AAI”) serves as the Fund’s investment advisor pursuant to a fund management agreement.  Cornerstone Capital Management LLC, Matrix Asset Advisors, Inc., Pzena Investment Management, LLC, Schneider Capital Management Corporation and TCW Investment Management Company serve as sub-advisors to the Fund pursuant to portfolio management agreements with AAI and the Fund.  The Fund is not responsible for payment of any sub-advisory fees under a portfolio management agreement.

The Fund also is a party to certain other service agreements.  ALPS Fund Services, Inc., 1290 Broadway, Suite 1100, Denver, Colorado, 80203, an affiliate of AAI, provides administrative, pricing and bookkeeping services to the Fund under an Administration, Bookkeeping and Pricing Services Agreement.  Computershare Trust Company, N.A. serves as the Fund’s transfer agent, registrar, and dividend paying agent.  State Street Bank and Trust Company serves as the custodian for the Fund.

9.	Source and Amount of Funds

The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number properly tendered, and the price will be based on the NAV on the Expiration Date.  If the NAV on that date were the same as the NAV on August 19, 2013, if no new Shares are issued during the Offer period, and if the Offer Amount for the Fund is purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $81,114,637 (based on a price per share of $5.77, which is approximately 96% of the NAV as of the close of regular trading on the NYSE on August 19, 2013). The Fund intends to use cash on hand and also may sell portfolio securities to pay the purchase price for Shares properly tendered.  The Board believes that the Fund has monies, either as cash or through the sale of portfolio securities, to purchase the Shares that may be properly tendered pursuant to the Offer.  However, if, in the judgment of the Board, there are not sufficient monies to pay for properly tendered Shares, the Fund may terminate the Offer. See “The Offer – Conditions to the Offer.”

10.	Interest of Trustees and Executive Officers; Transactions and Arrangements Concerning the Shares

The business address of the Trustees and executive officers of the Fund is 1290 Broadway, Suite 1100, Denver, Colorado, 80203.  As of August 21, 2013, all of the independent Trustees owned Shares of the Fund: John A. Benning, 31,454 Shares; Thomas W. Brock, 21,061 Shares; George R. Gaspari, 1,067 Shares; Richard W. Lowry, 157,727 Shares; John J.

Neuhauser, 156 Shares; and Richard C. Rantzow, 3,263 Shares.  In addition, William R. Parmentier, Jr., the Fund’s President, owned 49,220 Shares and Mark T. Haley, the Fund’s Senior Vice President, owned 45,843 Shares.  The Shares held by the Trustees, Mr. Parmentier and Mr. Haley constitute less than 1% of the outstanding Shares of the Fund.

Based upon the Fund’s records and upon information provided to the Fund by its Trustees and executive officers, neither the Fund nor, to the Fund’s knowledge, any of the Trustees or executive officers of the Fund, has effected any transactions in the Shares except for dividend reinvestment, during the sixty day period prior to the date hereof.

Except as set forth in this Offer to Purchase, to the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund and (b) any other person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

11.	Certain Effects of the Offer

Effect on NAV and Consideration Received by Tendering Shareholders.  To pay the aggregate purchase price of properly tendered Shares accepted for payment pursuant to the Offer, the Fund anticipates using cash on hand and also may sell portfolio securities.

If the Fund is required to sell portfolio securities to raise cash to finance the Offer, the market prices of the Fund’s portfolio securities, and hence the Fund’s NAV, may decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per share of Shares to be paid in the Offer will be dependent upon the NAV as determined on the Expiration Date, if such a decline continued to the Expiration Date, the consideration received by tendering Shareholders would be reduced more than it otherwise might. In addition, the sale of portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of portfolio securities less than their valuations by the Fund. Accordingly, because of the Offer, the Fund’s NAV may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders and the value per share of Shares for non-tendering Shareholders.

Shareholders should note that the Offer may result in accretion to the Fund’s NAV following the Offer, due to the fact that the tender price would represent a 4% discount to the Fund’s NAV at that time. There is no guarantee that the potential accretion to the Fund’s NAV will offset any decline in its NAV as discussed above and the expenses of the Offer.

If the Fund is required to sell a substantial portion of its portfolio securities during the pendency of the Offer to raise the cash for the purchase of Shares, it is likely that during the pendency of the Offer, and possibly for a short time thereafter, the Fund may hold a greater than normal percentage of its net assets in cash and cash equivalents. This large cash position may interfere with the Fund’s ability to meet its investment objective.

The Fund is required by law to pay for properly tendered Shares it accepts for payment promptly after the Expiration Date of the Offer. Because the Fund will not know the number of Shares properly tendered until the Expiration Date, the Fund will not know until the Expiration Date the amount of cash required to pay for such Shares. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares properly tendered, it may extend the Offer to allow additional time to raise sufficient cash.

Reduction in Shares Outstanding.  The Fund’s purchase of Shares in the Offer will reduce the number of Shares outstanding that might otherwise trade publicly and may reduce the number of Shareholders.  Assuming the Offer is fully subscribed and no new Shares are issued in connection with the reinvestment of the dividend to be paid on September 16, 2013, the Fund will have 173,381,953 Shares outstanding following the purchase of Shares properly tendered in the Offer.  The actual number of Shares outstanding will depend on the number of Shares properly tendered and purchased in the Offer and the number of new Shares issued in connection with the reinvestment of the dividend payable on September 16. This may reduce the volume of trading in the Shares and make it more difficult to buy or sell significant amounts of Shares without affecting the market price, which could adversely affect continuing Shareholders.

The Shares currently constitute “margin securities” under the rules of the Federal Reserve Board.  This has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral when certain conditions are met.  The Fund believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Stock Exchange Listing. Shares the Fund acquires pursuant to the Offer will be canceled and returned to the status of authorized but unissued shares and will be available for the Fund to issue without further Shareholder action (except as required by applicable law or the rules of the NYSE or any other securities exchange on which the Shares are then listed) for purposes including, without limitation, the raising of additional capital for use in the Fund’s business.

Effect on Registration. As noted earlier, the Shares are registered under the 1940 Act and the Exchange Act, which requires, among other things, that the Fund furnish certain information to its Shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of the Shareholders.  The Fund believes that its purchase of Shares pursuant to the Offer will not result in deregistration of the Shares under the 1940 Act or the Exchange Act.  Moreover, the Offer also allows Shareholders to sell a portion of their Shares while retaining a continuing equity interest in the Fund.

Recognition of Capital Gains. As noted, the Fund may be required to sell portfolio securities pursuant to the Offer. If the Fund’s tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to Shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund’s fiscal year on December 31. This recognition and distribution of gains, if any, would have two negative consequences: first, Shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund’s portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). In addition, some of the distributed gains may be realized on securities held for one year or less, which would generate income taxable to the Shareholders at ordinary income rates. This could adversely affect the Fund’s performance.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of properly tendered Shares pursuant to the Offer will have tax consequences for tendering Shareholders and may have tax consequences for non-tendering Shareholders. See “The Offer – Material Tax Considerations.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate equity interest in the Fund of non-tendering Shareholders, and thus, in the Fund’s future earnings and assets. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise at a net price as high as or higher than the Per Share Amount.  The Fund can give no assurance, however, as to the price at which a Shareholder may be able to sell their Shares in the future.

All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the properly tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Possible Proration. If greater than the Offer Amount for the Fund is properly tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares properly tendered on a pro rata basis, with appropriate rounding adjustments to avoid purchases of fractional Shares. Accordingly, Shareholders cannot be assured that all of their properly tendered Shares will be repurchased.

12.	Purpose of the Offer

The Offer is intended to provide Shareholders with an alternative source of liquidity for their investment in the Fund’s Shares and, potentially, to reduce the discount to NAV at which the Fund’s Shares trade.  The Fund is making the Offer as part of its ongoing efforts to enhance long-term Shareholder value.  In approving the Offer, the Board considered a number of factors, including: the economic condition of the investment markets; that the Offer could provide liquidity for Shareholders in a manner that balances the interests of tendering and non-tendering Shareholders; that the Offer could enable Shareholders to tender a portion of their Shares at a price that is greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV for Shareholders who remain invested in the Fund; and that the Offer may assist in narrowing the discount to NAV at which the Shares trade.  The Board evaluated the potential costs of the Offer and the potential impact that the

Offer may have on the asset size and expenses of the Fund.  In considering potential costs, the Board also considered that the Offer could have a potential long-term, positive impact on the Fund’s expense ratio if the Offer deters proxy contests or other disruptive activities.   The Board also considered whether the Offer would be consistent with the investment and other policies of the Fund; the potential impact of the Offer on the Fund’s ability to implement its investment strategies, achieve its investment objective and maintain its multi-manager investment structure; and the potential tax consequences of the Offer to the Fund.  Additionally, the Board considered that AAI recommended the Offer to the Board and believed it should enhance Shareholder value.  In evaluating the recommendation, the Board took into account that AAI had agreed with certain Shareholders that it would recommend a tender offer to the Board in return for the Shareholders remaining passive investors.  After considering the totality of the factors listed in this paragraph and other factors, none of which standing on its own was dispositive, the Board believes that a tender offer is in the best interests of the Fund and its Shareholders and therefore determined to effect this Offer.

There can be no assurance that the Offer will reduce or eliminate any spread between market price and the NAV of the Fund’s Shares. The market price of the Fund’s Shares will, among other things, be determined by the relative demand for and supply of Shares in the market, the Fund’s investment performance, the Fund’s distributions and yields and investor perception of the Fund’s overall attractiveness as an investment as compared with other investment alternatives.  Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the spread between market price and NAV than might otherwise be the case.  Consistent with its fiduciary obligations, in addition to the Offer, the Board will continue its comprehensive review of potential actions that may benefit the Fund and the Shareholders. Therefore, the Fund cannot assure you that it will make a similar tender offer in the future.

Neither the Fund nor its Board makes any recommendation to any Shareholder as to whether to tender or refrain from tendering any or all of such Shareholder’s Shares and has not authorized any person to make any such recommendation. Shareholders are urged to evaluate carefully all information about the Offer, consult their own investment and tax advisors and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

13.	Conditions to the Offer

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, that the Fund cannot accept tenders or effect repurchases if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE; or (b) impair the Fund’s status as a RIC under the Code (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of Shareholders who receive distributions from the Fund); (2) the amount of Shares properly tendered would require liquidation of such a substantial portion of the Fund’s securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering Shareholders; (3) there is any (a) in the Board’s judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s); (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or the Shareholders if properly tendered Shares were purchased; (4) the Fund is not able to liquidate portfolio securities for purposes of conducting the Offer in an orderly manner and consistent with the Fund’s investment objective, policies and status as a RIC under the Code in order to provide sufficient consideration to purchase Shares properly tendered pursuant to the Offer; or (5) the Board determines that effecting any such transaction would constitute a breach of its fiduciary duty owed to the Fund or the Shareholders. The Trustees may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares properly tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.  Moreover, in the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in the section “The Offer – Extension of Tender Period; Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, before the payment date, in its sole discretion.  The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14.	Plans or Proposals of the Fund; Regulatory Approvals

Except to the extent described herein, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business, except as resulting from the Offer or otherwise set forth herein); any material changes in the Fund’s present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund’s structure or business.

Except as described in this Offer to Purchase, the Fund is not aware of any governmental license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Shares as contemplated by the Offer or, of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Fund’s acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or other action will be sought. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares properly tendered in response to the Offer, pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Shares under the Offer is subject to various conditions. See “The Offer – Conditions to the Offer.”

15.	Fees and Expenses

The Fund has retained Computershare Trust Company, N.A. to act as the Depositary and AST Fund Solutions, LLC to act as the Information Agent in connection with the Offer.  The Information Agent may contact holders of Shares by mail, telephone, telex, email, telegraph and personal interviews and may request brokers and other Nominee Holders to forward materials relating to the Offer to beneficial owners.  The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer.  Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.  No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

16.	Miscellaneous

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.  However, the Fund may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Fund not contained in the Offer Documents and, if given or made, such information or representation must not be relied upon as having been authorized.

The Fund has filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 13e-4 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner set forth in the section “The Offer – Certain Information Concerning the Fund” of this Offer to Purchase (except that such information will not be available at the regional offices of the SEC).

LIBERTY ALL-STAR® EQUITY FUND

August 23, 2013

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The Letter of Transmittal and any other required documents should be sent to the Depositary at one of the addresses set forth below.  If you have questions or need additional copies of the Offer to Purchase or the Letter of Transmittal, you can contact the Information Agent at its telephone number set forth below.  You may also contact your broker or other Nominee Holder for assistance concerning the Offer.

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail or By Overnight Courier:

By First Class Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940	By Registered Certified or Express Mail or Overnight Courier: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

The Information Agent for the Offer is:

AST Fund Solutions, LLC

866-388-7535 (toll free)